Exhibit 99.1

Southland Announces Preliminary Financial Results for the Second Quarter 2023

GRAPEVINE, Texas, August 10, 2023 (Business Newswire) -- Southland Holdings, Inc. (NYSE American: SLND and SLND WS) (“Southland” or “Company”), a leading provider of specialized infrastructure construction services, today announced preliminary financial results for the three months ended June 30, 2023.

●	Revenue: $257 million
●	Gross loss: $34 million
●	Positive cash flow from operating activities: $24 million
●	Backlog $2.7 billion

Southland incurred significant unfavorable charges during the quarter, primarily stemming from its legacy asphalt and concrete materials production and paving business. In an effort to wind down this component of its Transportation segment and reallocate resources towards core operations, the Company sold various materials production assets in the second quarter. As a result, the Company recorded unfavorable charges in the quarter related to additional expected future costs associated with procuring and transporting materials from third parties. While work is expected to be completed over the next one to two years, Southland has recorded the increased estimated future costs to finish these projects in this quarter in accordance with Generally Accepted Accounting Principles. The company estimates the negative impact to gross margin from these charges to be approximately $49 million for the second quarter. At the end of the second quarter, the company estimates that approximately 12% of its $2.7 billion backlog consists of legacy large-scale paving work.

Frank Renda, Southland’s CEO stated, “We are disappointed in our second quarter performance as we faced challenges in our legacy materials production and paving business. We believe discontinuing large-scale materials production will enable us to focus on our core business and is the best decision for the long-term success for Southland. Our core business remains strong, demand for our services continues to be high and we are confident Southland is well positioned for the future.”

The preliminary, unaudited, financial results included in this press release are based on information available to the company as of the date of this release. As a result, our actual results presented may vary from these preliminary estimates and may be affected by the risks and uncertainties identified in this press release and in our filings with the Securities and Exchange Commission. These estimates are not a comprehensive statement of our financial results for the periods presented and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

Conference Call

Southland will release its second quarter results on Monday, August 14th after market hours. Southland will host a conference call at 10:00 a.m. Eastern Time on Tuesday, August 15, 2023. The call may be accessed here, or at www.southlandholdings.com. Following the conference call, a replay will be available on Southland’s website.

About Southland

Southland is a leading provider of specialized infrastructure construction services. With roots dating back to 1900, Southland and its subsidiaries form one of the largest infrastructure construction companies in North America, with experience throughout the world. The company serves the bridges, tunneling, communications, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipeline end markets. Southland is headquartered in Grapevine, Texas.

For more information, please visit Southland’s website at www.southlandholdings.com.

Non-GAAP Financial Measures

Backlog as presented in this press release is an unaudited financial measure that is not presented in accordance with generally accepted accounting principles (“GAAP”). Southland defines backlog as a measure of the total amount of revenue remaining to be earned on projects that have been awarded. A project is included in backlog once Southland has an executed contract, or authorized notice to proceed. As a result, Southland believes backlog is firm, although cancellations or scope adjustments may occur. In Southland’s industry, backlog is an indicator of future revenue streams for work that has been awarded but not completed. Backlog should not be considered a comprehensive indicator of future revenue as contracts can be terminated by customers on relatively short notice, and backlog does not include future work for which Southland may be awarded. In the event of a cancelation, Southland is typically reimbursed for all of its costs through a specific contractual date, as well as its costs to demobilize from the project site. Southland’s contracts do not typically grant it rights to revenue reflected in backlog. Projects may remain in backlog for extended periods of time as a result of schedule delays, regulatory requirements, project specific issues, or other reasons. Contract amounts from contracts where a transaction price cannot be reasonably estimated are not be included within our backlog amount. Note that other companies may calculate backlog differently, and therefore backlog may not be directly comparable to similarly titled measures of other companies. Further, backlog is not a measure of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing financial results. Therefore, backlog should not be considered in isolation. Southland believes that backlog provides useful information to management and investors regarding certain financial and business trends relating to Southland’s financial condition and results of operations. Southland also believes that backlog provides an additional tool for investors to use in evaluating ongoing operating results and trends. Southland’s calculation of backlog is subject to inherent limitations as it reflects the exercise of judgments by management.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Southland’s current beliefs, expectations and assumptions regarding the future of Southland’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Southland’s control. Southland’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Any forward-looking statement made by Southland in this press release is based only on information currently available to Southland and speaks only as of the date on which it is made. Southland undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Southland Contacts:

Cody Gallarda

EVP, Chief Financial Officer

cgallarda@southlandholdings.com

Alex Murray

Corporate Development & Investor Relations

amurray@southlandholdings.com